EXHIBIT 99.1

Tenax Therapeutics Announces Successful

Comparative Pharmacokinetic Study of TNX-201

for the Treatment of Pulmonary Arterial Hypertension

TNX-201 (oral imatinib modified release tablets) Formulation Development has been Successfully Completed

Manufacturing Underway to Support Phase 3 PAH Study (IMPROVE)

MORRISVILLE, N.C., May 23, 2022 (BUSINESSWIRE) -- Tenax Therapeutics, Inc. (Nasdaq: TENX), a specialty pharmaceutical company focused on identifying, developing and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need, today announced the successful completion of its comparative pharmacokinetic study of TNX-201, for the treatment of pulmonary arterial hypertension (“PAH”).

Tenax Therapeutics’ efforts to optimize its formulation of imatinib mesylate, TNX-201, have culminated in a modified release tablet that effectively minimizes gastric release while preserving bioavailability. The pharmacokinetic data from this trial showed that TNX-201 significantly exceeded Tenax’ relative bioavailability threshold (area under the curve (AUC)) when compared to reference Gleevec® tablets. These pharmacokinetic results are consistent with earlier in vitro dissolution data that indicated the formulation should limit gastric release while optimizing intestinal absorption.

“Since it has been established that oral imatinib is effective in PAH, our goal has been to modify the dissolution characteristics so as to mitigate the GI side effects and improve adherence to the effective dose,” said Stuart Rich MD, Chief Medical Officer of Tenax Therapeutics. “We are optimistic that we now have a product that will serve the needs of our patients with PAH better than before.”

Based on these positive pharmacokinetic findings, Tenax Therapeutics and its formulation partner are now manufacturing TNX-201 at the target scale for both the Phase 3 trial and future market demand.

“We believe that the TNX-201 modified release formulation will optimize imatinib blood levels while limiting gastric release and related gastric side effects for patients receiving TNX-201 in our Phase 3 trial,” said Chris Giordano, President and Chief Executive Officer of Tenax Therapeutics. “Having determined the formulation and moved into the site selection stage of IMPROVE, we are closer than ever to unlocking imatinib’s potential to change the lives of patients with PAH.”

IMPROVE is the Phase 3 clinical trial of imatinib for PAH sponsored by Tenax Therapeutics. Clinical sites are now being recruited, with patient enrolment expected to start in 2H 2022.

About Tenax Therapeutics

Tenax Therapeutics, Inc. is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need. The Company has world-class scientific advisory teams, including recognized global experts in pulmonary hypertension. The Company owns North American rights to develop and commercialize subcutaneous and oral formulations of levosimendan and has recently released detailed results from the Phase 2 HELP Study of levosimendan in Pulmonary Hypertension associated with Heart Failure and preserved Ejection Fraction (PH-HFpEF) at the Heart Failure Society of America (HFSA) Virtual Annual Scientific Meeting, and in the Journal of the American College of Cardiology: Heart Failure. Tenax Therapeutics is also developing a unique oral formulation of imatinib designed to minimize the gastric irritation observed in a previous Phase 3 trial of the marketed version of the therapy while assuring that the dose achieved is at the level necessary for the drug to be effective. Tenax Therapeutics expects to conduct a single pivotal trial pursuant to the 505(b)(2) pathway for regulatory approval. For more information, visit www.tenaxthera.com.

About Imatinib (TNX-201)

Tenax Therapeutics is developing novel dosing and a unique formulation of imatinib mesylate, a kinase inhibitor that has received FDA’s orphan designation (March 2020) for the treatment of pulmonary arterial hypertension (PAH). The IMPRES trial, a previous Phase 3 trial, demonstrated that oral imatinib may produce a markedly greater, and much more durable, treatment effect on exercise tolerance, than any other available PAH treatment, alone or in combination, in those patients who were maintained on the full imatinib dose for the majority of the trial. Despite the availability of several classes of pulmonary vasodilators, no existing treatment has been shown to halt progression or induce regression of the disease. Imatinib acts on underlying cellular proliferative pathways associated with PAH and has the potential to be the first disease modifying therapy for PAH. Tenax Therapeutics intends to commence a Phase 3 trial of TNX-201 in 2H 2022.

About Levosimendan (TNX-102 and TNX-103)

Levosimendan is a unique potassium ATP channel activator and calcium sensitizer that affects the heart and vascular system through multiple mechanisms of action. Initially discovered and developed by Orion Corporation in Finland, intravenous levosimendan is approved in over 60 countries outside the United States for use in hospitalized patients with acutely decompensated heart failure. Tenax Therapeutics has North American rights to develop and commercialize oral (TNX-103) and subcutaneous (TNX-102) formulations of levosimendan. Results of Tenax Therapeutics’ Phase 2 trial of levosimendan in patients with pulmonary hypertension (PH) and heart failure with preserved ejection fraction (HFpEF) demonstrated that IV levosimendan produces potent dilation of the central and pulmonary venous circulations which translates into an improvement in exercise capacity. Patients have now completed the open-label transition study from weekly IV to a more convenient daily, oral regimen, TNX-103. The discovery that venous dilation of the splanchnic circulation with levosimendan leads to increased exercise capacity in PH-HFpEF patients forms the basis for the Phase 3 investigation of Tenax Therapeutics’ potential groundbreaking therapy. To date, no other drug therapy has improved exercise tolerance in patients with PH associated with HFpEF, recently referred to as the greatest unmet need in cardiovascular disease.

Caution Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to raise additional money to fund our operations for at least the next 12 months as a going concern; risks of our clinical trials, including, but not limited to, the timing, delays, costs, design, initiation, enrollment, and results of such trials; reliance on third parties, including Orion Corporation, our manufacturers and CROs; risks regarding the formulation, production, marketing and customer acceptance of our product candidates; intellectual property risks; our ability to maintain our culture and recruit, integrate and retain qualified personnel and advisors, including on our Board of Directors; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic and geopolitical uncertainties such as in Ukraine; changes in legal, regulatory and legislative environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and other risks and uncertainties set forth from time to time in our SEC filings. Tenax Therapeutics assumes no obligation and does not intend to update these forward-looking statements except as required by law.

Contacts

Investor Contact:

John Mullaly

Managing Director

LifeSci Advisors, LLC

C: 617-429-3548

jmullaly@lifesciadvisors.com